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                            [SCS/COMPUTE(R) LETTERHEAD]


December 27, 1995

To Our Stockholders:

        I am pleased to inform you that on December 19, 1995, SCS/Compute, Inc. entered into an Agreement and Plan of Merger (the "Merger") with Thomson U.S. Holdings Inc., an indirect wholly owned subsidiary of The Thomson Corporation, and SCS Subsidiary, Inc., a direct wholly owned subsidiary of Thomson U.S. Holdings Inc., pursuant to which SCS Subsidiary, Inc. has commenced a cash tender offer to purchase all of the outstanding shares of SCS/Compute, Inc., for $6.75 per share in cash. Under the Merger Agreement, the tender offer will be followed by a Merger in which any remaining shares of SCS's Common Stock will be converted into the right to receive $6.75 per share in cash, without interest.

        YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY (WITH ONE DIRECTOR NOT PARTICIPATING) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, which are described in the attached
Schedule 14D-9 that is being filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of Fister & Associates, Inc., the Company's financial advisor, that the consideration to be received by the holders of the Company's Common Stock in the tender offer and the Merger is fair to such holders from a financial point of view.

        In addition to the attached Schedule 14D-9 relating to the tender offer, also enclosed is the Offer to Purchase, dated December 27, 1995, of SCS Subsidiary, Inc., together with related materials to be used for tendering your Shares. These documents set forth the terms and conditions of the tender offer and the Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed materials carefully and consider all of the factors set forth therein before making your decision with respect to the tender offer.

Sincerely,


/s/ Robert W. Nolan
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    Robert W. Nolan
    Chairman of the Board and
    Chief Executive Officer